EXHIBIT 1.0

Ceragenix Pharmaceuticals' Chief Scientific Officer Awarded $1.2 Million Research Grant by National Institutes of Health

NIH Funded Study to Evaluate Ceragenix's Barrier Repair Technology as Potential Method to Prevent Potentially Fatal Complication of Smallpox Vaccinations in Persons who have had Eczema

(Denver, CO)--August 17, 2005--Ceragenix Pharmaceuticals, Inc. ("Ceragenix" or the "Company")(OTCBB:CGXP) today announced that Dr. Peter Elias, Professor of Dermatology at the University of California, San Francisco, and the Company's Chief Scientific Officer, has been awarded a $1.2 million research grant by the National Institutes of Health to study the role of the skin's barrier function as it relates to eczema vaccinatum, a potentially fatal complication of smallpox vaccination in persons who have or who have had eczema.

          Renewed concern that smallpox virus might be employed as a bioterrorism agent has led to an early implementation of a limited vaccination program. The smallpox vaccine uses a live virus to innoculate patients. Research by Dr. Donald Leung (National Jewish Hospital, Denver, CO) and Dr. Richard Gallo (University of California, San Diego) has shown that persons with eczema are at increased risk for viral infections because of lower levels of antimicrobial peptides in their skin. There is also reason to believe that the defective skin barrier present in persons with eczema may also play an important role in the increased risk of viral infection. Persons with normal skin are able to prevent widespread viral infection from the live virus in the smallpox vaccine whereas persons with eczema have greater difficulty doing so.

          Dr. Elias's study will first determine who is at the highest risk of developing eczema vaccinatum, comparing skin barrier function measurements and biochemical parameters in various Atopic Dermatitis ("AD") clinical subgroups to determine skin barrier status. In a second part of the study, use of Ceragenix's Barrier Repair Technology will be evaluated as a potential means of pretreating persons at risk for eczema vaccinatum to prevent the development of the disease. The hypothesis is that the effect of the Barrier Repair Technology may be sufficient to create a skin barrier that is able to resist the spread of the virus. In summary, the short-term goals of this study are to determine which persons suffering from AD or a history of AD can safely receive the Vaccinia vaccine; and to determine if skin pretreatment decreases the risk of eczema vaccinatum in patients at high risk who must receive the Vaccinia vaccine.

          Steven Porter, Chairman and CEO of Ceragenix stated: "We are very pleased that our Barrier Repair Technology, which we have licensed from the Regents of the University of California, may play a role in safeguarding certain individuals against the threat of a bioterrorism attack."

About Ceragenix

          Ceragenix is a development-stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams -- EpiCeram(tm) and NeoCeram(tm) -- that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis, and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections, and other indications.

Forward-Looking Statements

          This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the Company's planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company's planned products, and the Company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB, and 8-K. The Ccompany assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Contact:

          Ceragenix
          Steven Porter, Chief Executive Officer
           (720) 946-6440

          CEOcast, Inc.
          Ed Lewis
           (212) 732-4300